Exhibit 99.1
BROADPOINT.GLEACHER ANNOUNCES 2009 ANNUAL FINANCIAL RESULTS,
WITH RECORD NET REVENUES OF $341.8 MILLION, PRE-TAX PROFIT OF $61.5
MILLION, NET INCOME OF $55.4 MILLION AND DILUTED EPS OF $0.53
NET REVENUES OF $81.2 MILLION, PRE-TAX PROFIT OF $14.1 MILLION, NET
INCOME OF $10.3 MILLION, AND DILUTED EPS OF $0.08 FOR THE FOURTH
QUARTER OF 2009
NEW YORK, N.Y., January 28, 2010 – Broadpoint Gleacher Securities Group, Inc. (NASDAQ: BPSG) reported today financial results for the fourth quarter and for the full year ended December 31, 2009. Broadpoint.Gleacher will hold a conference call this morning, January 28, 2010, at 10:00 A.M. (EST) (see Conference Call Information below) to discuss these results.
Highlights of the full year and the fourth quarter include:
•	Net revenues of $341.8 million for the year ended December 31, 2009 increased 155 percent compared to $134.3 million for 2008. Pre-tax profit of $61.5 million for the year ended December 31, 2009 compared to a pre-tax loss of $14.8 million for 2008. Pre-tax margin was 18.0 percent for 2009. Revenue per employee for 2009 was $1.159 million.

•	Net revenues of $81.2 million for the fourth quarter of 2009 increased 61 percent compared to $50.6 million for the fourth quarter of 2008. Pre-tax profit of $14.1 million for the fourth quarter of 2009 increased 666 percent compared to $1.8 million in the fourth quarter of 2008. Pre-tax margin was 17.4 percent for the fourth quarter of 2009 compared to 3.6 percent in the fourth quarter of 2008.

•	Net profit was $55.4 million for 2009, or $0.53 diluted earnings per share, and net profit for the quarter ended December 31, 2009 was $10.3 million, or $0.08 diluted earnings per share.

•	For the year ended December 31, 2009, Investment Banking revenues of $46.2 million increased 176 percent compared to $16.7 million for 2008. Fourth quarter Investment Banking revenues were $15.5 million, an increase of 470 percent compared to $2.7 million in the prior year quarter.

•	The Company received Financial Services Authority approval to acquire ISM Capital, a London-based capital markets advisory firm. The acquisition is expected to close in the first quarter of 2010.

•	Staffing was strengthened with the Company increasing total head count 44 percent year over year, with client-facing employees representing 71 percent of the employee base.

During the fourth quarter, head count increased by 16 people with key hires in Asset Based Investment Banking, CLO Sales and Trading, and Finance.
Lee Fensterstock, Chief Executive Officer, said, “We are very pleased with the progress across all of our businesses during 2009, building upon the platform we established in 2008. We have much work to do however to continue to build-out our firm and diversify our earnings stream. While the fourth quarter reflected a slowdown in fixed income, we fared somewhat better than many of our competitors, and we continued our progress in growing investment banking.”
Eric Gleacher, Chairman, said, “Our progress in developing our investment banking business over the past seven months since Gleacher Partners became a part of Broadpoint has gone well. Our restructuring business continues producing strong results and our M&A and capital markets backlogs have grown meaningfully. Our goal is that our results in 2010 will reveal a balanced set of completed transactions in all three areas, demonstrating solid progress and growth in investment banking.”
Highlights by business segment for the fourth quarter ended December 31, 2009 and December 31, 2008
(In thousands)

	Three Months Ended
Net Revenues by Business Segment (including	December 31,	December 31,
net interest income)	2009	2008

Broadpoint Descap	$34,583	$15,891
Debt Capital Markets	24,067	26,237
Equity Capital Markets	5,641	6,230
Investment Banking	12,692	2,419
Other	4,233	(218)

Net revenues (including net interest income)	$81,216	$50,559

Pre-tax profit*	$14,127	$1,844

*Includes stock-based compensation of:	$5,090	$1,929

Overview of Financial Results for the Quarters Ended December 31, 2009 and December 31, 2008
(In thousands except per share amounts)
(Unaudited Condensed Consolidated Statements of Operations)

	Three Months Ended
	December 31,
	2009	2008

Revenues:
Principal transactions	$46,337	$37,933
Commissions	4,580	4,547
Investment banking	15,497	2,720
Investment gains (losses)	2,018	(705)
Interest income	14,855	8,159
Fees and other	1,589	2,118

Total revenues	84,876	54,772
Interest expense	3,660	4,213

Net revenues	81,216	50,559

Expenses (excluding interest):
Compensation and benefits*	53,705	40,125
Clearing, settlement and brokerage	1,332	918
Communications and data processing	2,831	1,966
Occupancy and depreciation	2,326	1,395
Selling	1,958	655
Other	4,937	3,656

Total expenses (excluding interest)	67,089	48,715

Profit before income taxes	14,127	1,844

Income tax expense	3,875	19

Profit from continuing operations	10,252	1,825
Loss from discontinued operations, net of taxes	—	(11)

Net profit	$10,252	$1,814

Per share data:
Basic earnings:
Continuing operations	$0.09	$0.02
Discontinued operations	—	—

Net profit	$0.09	$0.02

Diluted earnings:
Continuing operations	$0.08	$0.02
Discontinued operations	—	—

Net profit	$0.08	$0.02

Weighted average common and common equivalent shares outstanding:
Basic	118,346	74,034
Diluted	126,171	81,509

*Compensation and benefits detail:
Salary, bonus and benefits	$45,663	$34,340
Earnout associated with BNY transaction	2,952	3,856
Employee stock-based compensation	5,090	1,929

Total	$53,705	$40,125

Discussion of operating results for the fourth quarter of 2009 compared to the fourth quarter of 2008
Net revenues for the fourth quarter of 2009 were $81.2 million, an increase of $30.7 million, or 61 percent, from $50.6 million in the fourth quarter of 2008. Pre-tax profit from continuing operations in the fourth quarter was $14.1 million compared to $1.8 million in the prior year quarter.
Revenues from principal transactions and commissions were $50.9 million in the fourth quarter of 2009, an increase of $8.4 million, or 20 percent, compared to the fourth quarter of 2008, due to increased revenues in the Broadpoint Descap division of $12.9 million, which was partially offset by a decrease in the Debt Capital Markets division of $4.4 million. Investment Banking revenues increased $12.8 million over the fourth quarter of 2008 to $15.5 million, primarily due to an increase in advisory fees. Investment gains of $2.0 million increased $2.7 million over the fourth quarter of 2008 due to an increase in the value of the Company’s investment in the FATV fund. Net interest income increased by $7.2 million over the fourth quarter of 2008 to $11.2 million in the fourth quarter of 2009, primarily due to coupon interest generated on higher inventory levels at Broadpoint Descap. Fees and other revenues of $1.6 million decreased by $0.5 million compared to the fourth quarter of 2008, primarily due to a decrease in payments received for equity research.
Non-interest expenses for the fourth quarter of 2009 of $67.1 million increased $18.4 million, or 38 percent, compared to $48.7 million in the fourth quarter of 2008. In the fourth quarter of 2009, compensation and benefits expense was $53.7 million, an increase of 34 percent over the prior year quarter, primarily due to an increase in net revenues of 61 percent. Clearing, settlement and brokerage costs were $1.3 million, an increase of 45 percent compared to the prior year quarter due to increased activity in the Broadpoint Descap division. Communications and data processing expense of $2.8 million increased by $0.9 million compared to the fourth quarter of 2008 due to increased business activity in the Broadpoint Descap division. Occupancy and depreciation expense increased $0.9 million, or 67 percent, over the fourth quarter of 2008 to $2.3 million due to the leasing of additional office space. Selling expense increased $1.3 million, or 199 percent, over the fourth quarter of 2008 to $2.0 million due to an increase in sales activity. Other expenses increased $1.3 million, or 35 percent, over the fourth quarter of 2008 to $4.9 million in the fourth quarter of 2009, primarily due to amortization of intangibles related to the Gleacher acquisition and the implementation of a new SIPC assessment fee.

Overview of Financial Results for the Year Ended December 31, 2009 and December 31, 2008
(In thousands except per share amounts)
(Unaudited Condensed Consolidated Statements of Operations)

	Years Ended
	December 31,
	2009	2008

Revenues:
Principal transactions	$230,011	$97,032
Commissions	19,745	6,529
Investment banking	46,156	16,696
Investment gains (losses)	5,698	(1,115)
Interest income	49,439	21,946
Fees and other	6,368	3,925

Total revenues	357,417	145,013
Interest expense	15,572	10,712

Net revenues	341,845	134,301

Expenses (excluding interest):
Compensation and benefits*	235,798	111,678
Clearing, settlement and brokerage	4,631	2,794
Communications and data processing	10,509	9,245
Occupancy and depreciation	8,381	6,259
Selling	5,499	3,099
Restructuring	—	4,315
Other	15,482	11,717

Total expenses (excluding interest)	280,300	149,107

Profit (loss) before income taxes	61,545	(14,806)

Income tax expense	6,220	2,424

Profit (loss) from continuing operations	55,325	(17,230)
Profit (loss) from discontinued operations, net of taxes	28	(132)

Net profit (loss)	$55,353	$(17,362)

Per share data:
Basic earnings:
Continuing operations	$0.57	$(0.25)
Discontinued operations	—	—

Net profit (loss)	$0.57	$(0.25)

Diluted earnings:
Continuing operations	$0.53	$(0.25)
Discontinued operations	—	—

Net profit (loss)	$0.53	$(0.25)

Weighted average common and common equivalent shares outstanding:
Basic	96,834	69,296
Diluted	104,233	69,296

*Compensation and benefits detail:
Salary, bonus and benefits	$204,630	$95,906
Earnout associated with BNY transaction	17,194	7,380
Employee stock-based compensation	13,974	8,392

Total	$235,798	$111,678

Discussion of operating results for the year ended December 31, 2009 compared to the year ended December 31, 2008
For the year ended December 31, 2009 net revenues from continuing operations were $341.8 million, an increase of $207.5 million, or 155 percent, from $134.3 million for the year ended December 31, 2008. The Company reported a pre-tax profit from continuing operations of $61.5 million for the year ended December 31, 2009 compared to a pre-tax loss of $14.8 million for the year ended December 31, 2008.
Revenues from principal transactions and commissions for the year ended December 31, 2009 increased $146.2 million, or 141 percent, to $249.8 million compared to the year ended December 31, 2008 due to increased revenues in the Broadpoint Descap division of $76.4 million, the Debt Capital Markets division, which commenced operations in March 2008, of $59.3 million, and the Equities division of $10.6 million. Investment Banking revenues increased $29.5 million over the prior year to $46.2 million due to an increase in advisory fees. Investment gains of $5.7 million increased $6.8 million over the prior year due to an increase in the value of the Company’s investment in the FATV fund. Net interest income increased by $22.6 million over the prior year to $33.9 million, primarily due to coupon interest generated on higher inventory levels at Broadpoint Descap. Fees and other revenues of $6.4 million increased by $2.4 million over the prior year, primarily due to an increase in payments received for equity research in our Equity division.
Non-interest expenses for the year ended December 31, 2009 of $280.3 million increased $131.2 million, or 88 percent, compared to $149.1 million for the year ended December 31, 2008. Compensation and benefits expense was $235.8 million, an increase of 111 percent over the prior year due to an increase in net revenues of 155 percent and an increase in headcount. Clearing, settlement and brokerage costs were $4.6 million, an increase of 66 percent, compared to the prior year due to the addition of the Debt Capital Markets division and increased volumes at the Broadpoint Descap division. Communications and data processing expense of $10.5 million increased by $1.3 million over the prior year due to the addition of the Debt Capital Markets division and an increase in activity and headcount in the Broadpoint Descap division. Occupancy and depreciation expense increased $2.1 million, or 34 percent, over the prior year to $8.4 million due to the leasing of additional office space. Selling expense increased $2.4 million, or 77 percent, over the prior year to $5.5 million, primarily due to an increase in sales activity. The Company’s restructuring was completed at the end of the third quarter of 2008 and as a result no restructuring charges were incurred during 2009, compared to the $4.3 million in restructuring charges incurred in 2008. Other expenses increased $3.8 million, or 32 percent, over the prior year to $15.5 million due to costs associated with the Gleacher acquisition, the amortization of intangibles related to the Amtech and Gleacher acquisitions and the implementation of a new SIPC assessment fee.

Condensed Consolidated Statements of Financial Condition
(In thousands except per share and share amounts)
(Unaudited Consolidated Statements of Financial Condition)

	December 31,	December 31,
As of	2009	2008

Assets
Cash and cash equivalents	$24,997	$7,377
Cash segregated for regulatory purposes	100	470
Receivables from:
Brokers, dealers and clearing agencies	19,797	3,465
Others	16,425	4,722
Securities owned, at fair value	979,701	618,822
Investments, at fair value	19,326	15,398
Office equipment and leasehold improvements, net	3,069	1,691
Goodwill	105,694	23,283
Intangible assets	19,263	8,239
Other assets	25,132	10,804

Total Assets	$1,213,504	$694,271

Liabilities
Payables to:
Brokers, dealers and clearing agencies	$690,815	$511,827
Others	14,180	2,788
Securities sold, but not yet purchased, at fair value	72,988	15,228
Accounts payable	2,202	2,172
Accrued compensation	70,728	31,939
Accrued expenses and income taxes payable	7,989	6,178
Mandatorily redeemable preferred stock	24,419	24,187

Total Liabilities	883,321	594,319

Commitments and Contingencies
Subordinated debt	1,197	1,662

Shareholders’ Equity
Preferred stock; $1.00 par value; authorized 1,500,000 shares; issued 1,000,000 (Mandatorily Redeemable)
Common stock; $.01 par value; authorized 200,000,000 and 100,000,000 shares, respectively; issued 125,056,247 and 81,556,246 shares, respectively; and outstanding 124,506,292 and 79,829,492 shares, respectively	1,251	815
Additional paid-in capital	410,617	236,824
Deferred compensation	534	954
Accumulated deficit	(82,709)	(138,062)
Treasury stock, at cost (549,955 shares and 1,726,754 shares, respectively)	(707)	(2,241)

Total Shareholders’ Equity	328,986	98,290

Total Liabilities and Shareholders’ Equity	$1,213,504	$694,271

Income Tax Note
The effective tax rate for the three-months ended December 31, 2009 was 27.4 percent. The effective rate was impacted by a re-measurement of our deferred tax assets, partially offset by a change in estimate of our state tax rate and other items.
The effective tax rate for the year ended December 31, 2009 was 10.1 percent. This rate reflects a net tax benefit of $23.0 million primarily related to our release of the deferred tax valuation allowance during the year, partially offset by a re-measurement of certain deferred tax assets and provision to return adjustments. Excluding these items, the effective rate for the year would have been 47.5 percent. The effective rate for the year-ended December 31, 2009 was also impacted by a change in estimate of our state tax rate and other items.
Non-GAAP Financial Measures
Revenue per employee, stated previously in this press release, may be viewed as a non-GAAP financial measure. We calculate this number by dividing our net revenue for the year by the average number of employees during the period. Our net revenue per average number of employees during 2009 calculated using our net revenues of $341.8 million, and an average of 295 employees, was $1.159 million.
Conference Call Information
The Company will hold a conference call today, January, 28 at 10:00 A.M. (EST). This call will be webcast and can be accessed on the Investor Relations portion of the Company’s website at www.bpsg.com, as well as being distributed through Thomson StreetEvents Network. Individual investors can listen to the call at www.earnings.com, Thomson’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson StreetEvents (www.streetevents.com), a password protected event management site. To participate on the call, please dial 888.680.0865 for domestic calls or 617.213.4853 for international calls, participant passcode 82645480 or request the Broadpoint.Gleacher earnings call. For those who cannot listen to the live broadcast, a recording of the call will be available for seven days following the call by dialing 888.286.8010 for domestic calls or 617.801.6888 for international calls, participant passcode 57339724.
About Broadpoint.Gleacher
Broadpoint Gleacher Securities Group, Inc. (NASDAQ: BPSG) is an independent investment bank that provides corporations and institutional investors with strategic, research-based investment opportunities, capital raising, and financial advisory services, including merger and acquisition, restructuring, recapitalization and strategic alternative analysis services. The Company offers a diverse range of products through the Debt Capital Markets, Investment Banking and Broadpoint DESCAP divisions of Broadpoint Capital, Inc., its Equity Capital Markets subsidiary, Broadpoint AmTech, and FA Technology Ventures Inc., its venture capital subsidiary. For more information, please visit www.bpsg.com.

Forward Looking Statements
This press release contains “forward-looking statements.” These statements are not historical facts but instead represent the Company’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company’s control. The Company’s forward-looking statements are subject to various risks and uncertainties, including the conditions of the securities markets, generally, and acceptance of the Company’s services within those markets and other risks and factors identified from time to time in the Company’s filings with the Securities and Exchange Commission. It is possible that the Company’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in its forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements. The Company does not undertake to update any of its forward-looking statements.
For Additional Information Please Contact:

Investor Contact	Media Contact
Robert Turner	Ray Young
Chief Financial Officer	Halldin Public Relations
Broadpoint Gleacher Securities Group, Inc.	916.781.0659
212.273.7109